Exhibit 2.2

FORM 51-102F3
 MATERIAL CHANGE REPORT

1.	Name and Address of Company

MINCO GOLD CORPORATION
2772 1055 West Georgia Street
Vancouver British Columbia, Canada V6E 3R5

2.	Date of Material Change

January 9, 2017

3.	News Release

On January 9, 2017, Minco Gold Corporation (the "Company") issued a news release through the facilities of Marketwired.

4.	Summary of Material Change

The Company announced the voluntary delisting of common shares from NYSE MKT

5.	Full Description of Material Change

See attached news release at Schedule "A" to this report.

6.	Reliance on Subsection 7.1(2) and (3) of National Instrument 51-102

Not applicable.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Ken Cai
 Chief Executive Officer
Telephone: (604) 688-8002

9.	Date of Report

January 11, 2017

Schedule "A"
TSX: MMM NYSE MKT: MGH FSE: MI5

                                                            JANUARY 9, 2017

NEWS RELEASE

MINCO GOLD CORPORATION ANNOUNCES VOLUNTARY DELISTING OF COMMON SHARES FROM NYSE MKT

Minco Gold Corporation (the "Company" or "Minco Gold") (TSX: MMM/NYSE EURONEXT:MGH/FSE:MI5) The Company notified NYSE Mkt, LLC of its intention to file a Form 25 ("Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934") with the Securities and Exchange Commission (the "SEC").  The purpose of the Form 25 filing is to effect the voluntary delisting from NYSE Mkt of the Company's outstanding common shares and the deregistration of the common shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company expects that the Form 25 filing will become effective ten days after its filing.

The Company decided to delist its common shares in light of its proposed change of business focus from mineral exploration to an investment company strategy as publicly stated on November 16, 2016, and after discussions with the NYSE Mkt.  The Company's common shares will continue to be registered with the SEC under Section 12(g) of the Exchange Act and, therefore, the Company will continue to be subject to the SEC reporting requirements pursuant to Sections 13(a) and 15(d) of the Exchange Act.

The Company expects its common shares to begin quotation on the OTCQX market following the effectiveness of the Form 25.  The delisting of the common shares from the NYSE Mkt could impair the liquidity and market price of the common shares.  The Company's common shares will also continue to be listed on the Toronto Stock Exchange under the symbol "MMM."

About Minco Gold
Minco Gold Corporation (TSX:MMM/  NYSE EURONEXT:MGH  FSE:MI5) is a Canadian company involved in the acquisition and development of high-grade, advanced stage gold properties.  The Company also owns 11 million shares of Minco Silver Corporation. For more information on Minco Gold and its properties, please visit the website at www.mincogold.com or contact Jennifer Trevitt at (604)-688-8002 or pr@mincogold.com.